Exhibit 17.2

November 28, 2018

The Board of Directors

Seychelle Environmental Technologies

Board Members:

Effective today, I resign from the Board of Directors. There are no disputes or issues between the Company and me.

Sincerely,

/s/ Gary Hess

Gary Hess